Exhibit 99.1

ContraVir Pharmaceuticals Expands Patient Enrollment Criteria for Ongoing Phase 3 Clinical Study of FV-100 for Treating Shingles

EDISON, N.J., June 16, 2016 /PRNewswire/ — ContraVir Pharmaceuticals, Inc. (CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today that it has amended the clinical trial protocol for its ongoing Phase 3 study of its novel antiviral candidate FV-100, which is in development to prevent the debilitating shingles-associated pain known as post-herpetic neuralgia (PHN).  The protocol was amended to more accurately represent the changing shingles population as seen in clinical practice and enroll the most clinically relevant patients into the study.

Under the amended protocol, the minimum age of male and female patients who can be enrolled in the study was lowered from 50 to 30 years, which more closely reflects the age at which many patients currently get shingles.  Additionally, study investigators may now enroll patients who present with shingles within five days of lesion appearance, where previously it had been restricted to within three days, allowing a more realistic window of time for patients to recognize shingles symptoms and seek treatment. Finally, patients who self-administer medications for pain at the onset of shingles will no longer be excluded from the study, as many patients with shingles experience significant pain requiring treatment prior to potential enrollment.

“Recent data show that the average age of shingles patients is now approximately 50 years, which is significantly younger than it has been historically, and it is important for our trial to be aligned with the current patient population,” added John Sullivan-Bolyai, M.D., MPH, ContraVir’s Chief Medical Officer. “Furthermore, the majority of patients do not immediately recognize and seek medical treatment for shingles symptoms, rather opting to ‘wait and see’ if the symptoms get worse while taking at-home therapies such as analgesics or topical steroids.  It was necessary to remove certain exclusion criteria from our protocol in order to account for these clinically relevant patient behaviors, which more accurately represent how patients arrive at the clinic with a potential shingles diagnosis.”

About ContraVir Pharmaceuticals
ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead clinical drug, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is currently in Phase 3 clinical development.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study.  ContraVir is also focused on developing its novel antiviral candidates for treating hepatitis B.  These include its Phase 2a clinical candidate CMX157, a novel, highly potent analog of the successful antiviral drug tenofovir that has demonstrated the potential for low, once a day dosing compared to Viread® and decreased systemic exposure, thereby potentially reducing renal and bone side effects; and CPI-431-32, a next generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against hepatitis B virus.  For more information visit www.contravir.com.

Forward Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2015 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028

Tiberend Strategic Advisors, Inc.
Joshua Drumm, Ph.D. (investors)
jdrumm@tiberend.com; (212) 375-2664

Claire Sojda (media)
csojda@tiberend.com; (212) 375-2686